Exhibit 99.1

   Geron Corporation Reports 2006 Second Quarter Financial Results and Events

     MENLO PARK, Calif.--(BUSINESS WIRE)--July 31, 2006--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and six months ended June 30, 2006.
     For the second quarter of 2006, the company reported a net loss of $9.3 million or $(0.14) per share compared to $3.1 million or $(0.06) per share for the same period in 2005. Net loss for the first six months of 2006 was $18.3 million or $(0.28) per share compared to $12.8 million or $(0.23) per share for the same period in 2005.
     Revenues for the second quarter of 2006 were $786,000 compared to $4.7 million for the comparable period in 2005. Revenues for the first six months of 2006 were $1.4 million compared to $4.7 million for the comparable period in 2005. Revenues for 2006 were primarily comprised of reimbursements from TA Therapeutics, the Company's joint venture in Hong Kong. Revenues for 2005 primarily reflected the receipt of an upfront payment of $4.0 million in conjunction with the transfer of intellectual property rights related to nuclear transfer for use in animal cloning to the Company's new joint venture, stART Licensing, Inc.
     Operating expenses for the second quarter of 2006 were $12.2 million compared to $8.6 million for the comparable period in 2005. Research and development expenses for the second quarter of 2006 were $9.3 million compared to $6.8 million for the comparable 2005 period. Research and development expenses increased as a result of higher personnel-related costs, increased manufacturing costs for our telomerase cancer vaccine, and the recognition of stock option expense. General and administrative expenses for the second quarter of 2006 were $2.9 million compared to $1.7 million for the comparable 2005 period. The increase in general and administrative expenses in the second quarter of 2006 was primarily due to recognition of compensation expense related to stock option grants.
     Operating expenses for the first six months of 2006 were $23.6 million compared to $19.0 million for the comparable period in 2005. Research and development expenses for the first six months of 2006 were $18.7 million compared to $13.3 million for the comparable 2005 period. Overall research and development expenses increased in 2006 as a result of higher personnel-related costs, increased consulting costs for clinical and regulatory matters, and increased manufacturing costs related to the telomerase cancer vaccine. General and administrative expenses for the first six months of 2006 were $5.0 million compared to $5.7 million for the comparable 2005 period. The decrease in general and administrative expenses for the first six months of 2006 was the net result of compensation expense related to stock option grants in 2006 offset by reduced consulting expense.

     Second Quarter 2006 Highlights:

     Clinical Development

     -- Geron initiated clinical testing of its lead anti-cancer compound, GRN163L, in patients with solid tumor malignancies at The University of Chicago Cancer Research Center. This study will evaluate the tolerability of IV infusions of GRN163L at various rates of administration, and enable an assessment of the pharmacokinetic profile of GRN163L at escalating doses and at decreasing infusion durations.

     -- Collaborators and independent researchers gave several presentations at the 2006 AACR Annual Meeting, including a preclinical study of the Company's telomerase inhibitor drug, GRN163L, from the laboratory of Dr. Jerry Shay at the University of Texas Southwestern Medical Center and a clinical study of the Company's telomerase vaccine, GRNVAC1, in advanced prostate cancer patients from the laboratory and clinic of Dr. Johannes Vieweg at Duke University Medical Center.

     -- New data published in Clinical Cancer Research demonstrating the broad efficacy of GRN163L, Geron's telomerase inhibitor drug, against multiple types of breast cancer cells as well as the significant reduction of metastatic activity in vivo. The research was authored by Dr. Brittney-Shea Herbert and colleagues at the Indiana University Cancer Center along with Geron collaborating scientists.

     -- Geron and TA Therapeutics, Ltd., a joint venture between Geron and the Biotechnology Research Corporation of Hong Kong (BRC), announced the presentation of studies demonstrating that their small molecule telomerase activator, TAT0002, enhances the anti-viral activity of CD8 T-cells from HIV/AIDS donors against infected CD4 cells from the same donors. TA Therapeutics is exploring multiple applications for telomerase activators in chronic degenerative and infectious diseases. The company's most advanced program is HIV/AIDS, and it has selected TAT0002 as the lead development candidate for this indication.

     Intellectual Property

     -- The U.S. Patent Office granted to Geron U.S. Patent No. 7,033,831, covering the production of insulin secreting cells from human embryonic stem cells (hESCs). The new patent covers methods developed by Geron scientists working towards the scalable production of pancreatic islet cells from hESCs for use in new cell-based treatments for diabetes.

     -- The Opposition Division of the European Patent Office ruled at a hearing on claims of Geron's granted European Patent No. EP 0 841 396. The patent is directed to the cloned human telomerase gene and its uses. Pharmexa had filed an opposition to the patent, seeking revocation of all 47 claims in the patent. The ruling maintained 44 of the claims and canceled three.

     Business Development

     -- Geron and Corning Incorporated entered into a collaboration and license agreement for the development and commercialization of synthetic surface matrices for the growth of hESCs. Geron and Corning Life Sciences will work together to develop synthetic growth surfaces to replace the biological surface coatings that are widely used today to grow hESCs.

     -- Invitrogen licensed Geron intellectual property related to the growth of hESCs to develop, manufacture and sell media, additives and reagents for use by hESC researchers subject to certain commercial use restrictions.

     Management

     -- Laurence Elias, M.D., joined the Geron management team as Vice President, Oncology Clinical Development. Dr. Elias oversees the Company's clinical trials of its lead anti-cancer compound, GRN163L, and GRNVAC1, its therapeutic vaccine product targeting telomerase. His responsibilities include the planning, design and execution of clinical trial strategies and protocols as well as the monitoring of these multi-center clinical trials.

     Conference Call

     Today at 8:00 a.m. PDT/11:00 a.m. EDT, Thomas B. Okarma, Ph.D., M.D., Geron's chief executive officer, and David L. Greenwood, Geron's chief financial officer, will host a conference call to discuss the Company's second quarter and year to date results.
     Participants can access the conference call live via telephone by dialing 866-761-0748 (U.S.); 617-614-2706 (international). The passcode is 86781157. A live audio-only Webcast is also available through a link that is posted on the Conferences page in the Investor Relations section of Geron's Website at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay through August 30, 2006.
     Geron is a Menlo Park, Calif.-based biopharmaceutical company that is developing and intends to commercialize first-in-class therapeutic products for the treatment of cancer and degenerative diseases, including spinal cord injury, heart failure, diabetes and HIV/AIDS. The products are based on Geron's core expertise in telomerase and human embryonic stem cells. For more information, visit www.geron.com.

     This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended March 31, 2006.


                           GERON CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                      THREE MONTHS ENDED         SIX MONTHS ENDED
                           JUNE 30,                  JUNE 30,
(In thousands,         2006         2005         2006         2005
except share and   ------------ ------------ ------------ ------------
per share amounts)


Revenues from
 collaborative
 agreements        $       111  $        51  $       166  $        51
License fees and
 royalties                 675        4,620        1,203        4,679
                   ------------ ------------ ------------ ------------
   Total revenues          786        4,671        1,369        4,730

Operating
 expenses:
  Research and
   development           9,326        6,824       18,689       13,297
  General and
   administrative        2,868        1,744        4,950        5,693
                   ------------ ------------ ------------ ------------
   Total operating
    expenses            12,194        8,568       23,639       18,990
                   ------------ ------------ ------------ ------------
Loss from
 operations            (11,408)      (3,897)     (22,270)     (14,260)

Interest and other
 income                  2,189          998        4,081        1,845
Equity in losses
 of joint venture           --          (12)          --          (12)
Interest and other
 expense                   (38)        (171)         (78)        (343)
                   ------------ ------------ ------------ ------------
Net loss           $    (9,257) $    (3,082) $   (18,267) $   (12,770)
                   ============ ============ ============ ============

Basic and diluted
 net loss per
 share             $     (0.14) $     (0.06) $     (0.28) $     (0.23)
                   ============ ============ ============ ============
Weighted average
 shares used in
 calculation of
 basic and
 diluted net
 loss per share     65,932,548   55,301,745   65,510,704   54,738,464
                   ============ ============ ============ ============



                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     JUNE    DECEMBER
                                                      30,       31,
(In thousands)                                       2006      2005
                                                 ----------- ---------
                                                 (Unaudited) (Note 1)
Current assets:
  Cash, restricted cash and cash equivalents     $   69,405  $ 97,163
  Marketable securities                             112,276    93,840
  Interest and other receivables                      1,883     2,304
  Other current assets                                2,810     2,338
                                                 ----------- ---------
Total current assets                                186,374   195,645

Property and equipment, net                           2,623     2,754
Deposits and other assets                             1,592     2,467
Intangible assets                                        --       377
                                                 ----------- ---------
                                                 $  190,589  $201,243
                                                 =========== =========

Current liabilities                              $    5,551     9,328
Noncurrent liabilities                                  698     1,210
Stockholders' equity                                184,340   190,705
                                                 ----------- ---------
                                                 $  190,589  $201,243
                                                 =========== =========

     Note 1: Derived from audited financial statements included in Geron's Annual Report on Form 10-K/A, filed with the
             Securities and Exchange Commission.


     CONTACT: Geron Corporation
              David L. Greenwood, 650-473-7765
              info@geron.com
              or
              Noonan Russo
              David Schull, 858-546-4810 (Media)
              david.schull@eurorscg.com
              Sharon Weinstein, 212-845-4271 (Investors) sharon.weinstein@eurorscg.com